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                                                                    EXHIBIT 23.1

                       CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the use in this Registration Statement on Form S-4 and the included joint Proxy Statement/Prospectus and to the incorporation by reference in the Registration Statements on Form S-8 (File No's. 33-63701, 333-94075, 333-94745, 333-4116) of our report dated September 29, 2000, except as to the notes entitled "History of Operating Losses", "Discontinued Operations", and "Subsequent Events" as to which the date is May 18, 2001, relating to the consolidated financial statements and financial statement schedule of Micron Electronics, Inc., which appears in such Registration Statement. We also consent to the reference to us under the heading "Experts" in such Registration Statement.


/s/ PricewaterhouseCoopers LLP

Boise, Idaho
July 3, 2001